CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.43.1

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934 as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

AGREEMENT TO TERMINATE

THE DEVELOPMENT AND MARKETING

STRATEGIC ALLIANCE AGREEMENT

This Agreement to Terminate the Development and Marketing Strategic Alliance Agreement (this “Agreement”) effective as of February 12, 2007 (the “Effective Date”) by and among Endo Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware, having offices located at 100 Endo Boulevard, Chadds Ford, PA 19317 (“Endo”), SkyePharma, Inc., a corporation organized and existing under the laws of the State of California, having offices located at 10450 Science Center Drive, San Diego, CA 92121 (“Skye Inc.”), and Jagotec AG, assignee of SkyePharma Canada, Inc., a corporation organized and existing under the laws of Switzerland, having offices located at Eptingerstasse 51, CH–4132 Muttenz, Switzerland (“Jagotec”) (collectively, Skye Inc. and Jagotec, “SkyePharma”). Each of Endo and SkyePharma is referred to as a “Party” and collectively, the “Parties”).

Whereas the Parties entered into the Development and Marketing Strategic Alliance Agreement dated December 31, 2002 (the “License Agreement”); and

Whereas the Parties desire to provide for the termination of the License Agreement while ensuring the continued commercial support of the DepoDur product under the License Agreement leading up to such termination and a transition of such product to Skye Inc.

In consideration of the foregoing preliminary statements and the mutual covenants herein contained, the Parties hereby agree as follows:

By mutual agreement of the Parties as set forth herein, the License Agreement shall terminate in its entirety on March 31, 2007 (the “Termination Date”) with no further rights, liabilities or obligations thereunder other than with respect to those terms set forth in Sections 5.3 (Mode of Payment), 5.4 (Records Retention), 5.5 (Payment and Other Audits), 5.6 (Taxes), 6.6(a) (Ownership), 6.6(b) (Ownership), 7 (Adverse Reaction Reporting), 8 (Representations and Warranties and Covenants), 9 (Publication; Confidentiality), 10 (Indemnification; Insurance), 11.10(a) (Accrued Rights; Surviving Obligations), and 13 (Miscellaneous) of the License Agreement.

From the Effective Date until the Termination Date, Endo shall provide and/or continue to provide a number of services and otherwise undertake activities relating to the License Agreement, as outlined in this Agreement and the ACP (as defined below) and as will be set forth in a transition services agreement to be negotiated and entered into by the Parties in good faith within thirty (30) days from the Effective Date (the “Transition Services Agreement”). The Transition Services Agreement will contain terms customarily found in such agreement and terms generally similar to those set forth herein and will provide that Endo shall use commercially reasonable efforts to:

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Maintain and continue at levels consistent with Annual Commercial Plan submitted to the JEC for approval on December 11, 2006, a copy of which is attached to this Agreement (the “ACP”), all US commercial activities in support of DepoDur through March 31, 2007;

•	Maintain and continue such commercial activities consistent with the ACP, on a month-to-month basis and at SkyePharma’s option, after the Termination Date and until June 30,

CONFIDENTIAL TREATMENT REQUESTED

2007, given at least 30 days’ notice to Endo for such continuation, only to the extent Endo and/or its current DepoDur service providers have the right to do so under applicable law; and

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Within a reasonable period of time after receiving a written request from by Skye Inc., support and/or undertake the transition of certain Endo functions and activities (including third party activities) to Skye Inc., useful and necessary for Skye Inc. to assume commercial and related responsibilities for DepoDur in the U.S.

In return for Endo services and activities as provided hereunder and in the Transition Services Agreement and the mutual agreement of the Parties to terminate the License Agreement, Skye Inc. shall pay Endo *** (inclusive of all taxes and third party fees) for the period until March 31, 2007 and *** per month for any additional months of Endo performing activity. Such payments are due and payable as follows:

•	*** on Feb. 15, 2007 for the period through February 28, 2007

•	*** on March 15, 2007 for the period through March 31, 2007

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If Skye Inc. provides written notice to Endo that it wishes Endo to continue Endo activity beyond March 31, 2007, *** on the 15th of each month of subsequent Endo activity requested by Skye Inc. in writing, starting April 15, 2007.

Failure to pay such amounts when due will result in Endo ceasing to perform the activities within seven days thereafter, and if such failure to pay is prior to March 31, 2007, the Termination Date shall occur on such seventh day. All late payments shall bear interest at the rate of 18% per annum.

Until the Termination Date, Endo shall also use commercially reasonable efforts to continue at levels consistent with the ACP to provide (itself and/or through its agents) all necessary functions to maintain commercial availability of DepoDur until the Termination Date, including but not limited to:

•	distribution;

•	customer service, invoicing and payment processing;

•	customer support services (medical information, product complaints, receipt and routing to SkyePharma of adverse event reports);

•	processing of product returns and product rebate requests; and

•	field sales force support of DepoDur through February 28, 2007.

SkyePharma and Endo shall jointly approve any public disclosures and communications to customers, supply chain members and other interested parties, including the investment community at large, regarding the reason(s) for the transition activities and termination of the License Agreement, unless such disclosure is required by law; provided however, that notwithstanding the foregoing the Parties agree that disclosure of the termination of the License Agreement will be made on (and not before) the close of business on January 8, 2007.

Transfer of Marketing Materials, Trademarks, Logos, Artwork:

No later than January 19, 2007 or as soon as reasonably practicable thereafter, Endo shall transfer to Skye Inc. copies of high resolution original electronic files as well as camera ready hard copy (to the extent existing) for all art files and source files for logos, labeling, artwork, marketing pieces, posters and web site content specific to DepoDur (“DepoDur Art”) as well as all marketing materials and market research reports relating DepoDur (“DepoDur Marketing Materials”). Skye Inc. shall have the right to use same to create its own DepoDur marketing materials and labeling prior to the Termination Date so long as such new marketing materials and labeling are not used prior to the Termination Date and do not reference Endo.

CONFIDENTIAL TREATMENT REQUESTED

Transition Services:

Until the Termination Date and, if requested by SkyePharma, therafter pursuant to the Transition Services Agreement, Endo shall use commercially reasonable efforts to provide the following assistance to SkyePharma:

•	Support the transition of DepoDur distribution responsibilities to SkyePharma and/or its designees;

•	Support the transition of marketing activities, as outlined under the `Hospital Outreach’ program in the ACP, to SkyePharma or its designated provider, e.g. Paragon Rx;

•	Assign single product (DepoDur only) GPO and hospital contract agreements, if any and only to the extent freely assignable, to SkyePharma or its designee (effective on the Termination Date);

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Transfer ownership of trademarks, copyrights, trade names, logos, artwork and web sites specific to DepoDur in the Territory, including the DepoDur Art and the DepoDur Marketing Materials, where these are owned by Endo (effective on the Termination Date);

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At SkyePharma’s option, assign any existing agreements, which are solely for DepoDur related services which are by their terms freely assignable to SkyePharma, copies of which shall be provided to SkyePharma no later than January 19, 2007 or as soon as reasonably practicable thereafter (so long as notice of SkyePharma exercising such option is received by Endo no later than ten business days following SkyePharma’s receipt of copies of such agreements);

•	Support the transition of medical information services currently performed by Endo to SkyePharma or its designee;

•	Support the transition of product complaint investigation activities currently performed by Endo to SkyePharma or its designee;

•	Support the transition of customer service, invoicing and payments processing currently performed by Endo to SkyePharma or its designee; and

•	Provide any other useful or necessary services to effect the timely, effective transfer of commercial responsibilities to SkyePharma or its designee as may be mutually agreed between the Parties.

Other Transition Considerations:

•	Endo shall not accept shipments from SkyePharma for any DepoDur product following the Effective Date (including those certain lots of 10 mg and 15 mg products currently on order).

•	Following the Termination Date, no sales to any customer by either Party of DepoDur using Endo’s NDC number shall occur.

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From the Effective Date until the Termination Date, Endo shall manage DepoDur product levels in commercial (wholesale and retail) distribution channels in a manner that is consistent with both past practice and Endo’s conduct of the DepoDur business in the ordinary course.

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The Transition Services Agreement will, among other things, address the managing of product returns and product rebate and chargeback requests received by either Party following the Termination Date; it being understood that:

¡

The responsibility for processing and liability for government and commercial rebates and chargebacks shall be the responsibility of Skye Inc. following the Termination Date; it being understood that cut-off dates will be set and Endo shall remain liable for government and commercial rebates and chargebacks submitted before the applicable cut-off date relating to sales of DepoDur made by Endo prior to the Termination Date. Such cut-off date will be selected and agreed by the Parties with the intent to allocate rebate liability between the Parties to reasonably reflect the split of sales of DepoDur that will be made by Endo prior to March 31, 2007 as opposed to DepoDur sales to be made by SkyePharma after such date.

¡	The responsibility for undertaking the processing and the cost thereof for returns of DepoDur sold using Endo’s NDC number shall be and remain the

CONFIDENTIAL TREATMENT REQUESTED

responsibility of Endo following the Termination Date. Endo and Skye Inc. shall share financial liability for returns of DepoDur sold using Endo’s NDC number submitted after June 30, 2007 in proportion to the current sales split on DepoDur (i.e. 80% / 20%). Returns of DepoDur sold using Endo’s NDC number submitted on or before June 30, 2007 shall be netted against any sales of DepoDur sold using Endo’s NDC number made before March 31, 2007 since the Parties agree that Endo shall not pay Skye Inc. amounts due on its Net Sales of DepoDur from the Effective Date through the Termination Date under Section 4.3 of the License Agreement until September 1, 2007 in order to take into account any returns of, or rebates relating to, DepoDur sold using Endo’s NDC number before March 31, 2007. Skye Inc. shall always be responsible for the processing of and all liabilities related to returns of DepoDur sold using Skye Inc.’s NDC number.

¡	Any resulting payment from Endo will be paid to Skye Inc. Any resulting liability to be paid to Endo will be paid by Skye Inc.

Termination:

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The Supply Agreement shall also terminate as of the Termination Date with no further rights, liabilities or obligations thereunder other than with respect to those terms set forth in Sections 5 (Representations and Warranties; Covenants), 12.6(a) (Accrued Rights; Surviving Obligations) and 16 (Miscellaneous) of the Supply Agreement.

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Shortly following the Termination Date and pursuant to the Transition Services Agreement, Endo shall use commercially reasonable efforts to promptly transfer to Skye Inc. all Registrations held in Endo’s name and all Registration Applications and other regulatory filings submitted to any Regulatory Authority, including all INDs, in each case relating to the License Agreement.

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Shortly following the Termination Date and pursuant to the Transition Services Agreement, Endo shall promptly transfer to Skye Inc. copies of such data, reports, records and materials in Endo’s possession and control that relate to the commercialization program for DepoDur and are reasonably necessary for Skye to take over the commercialization of DepoDur. Endo shall use commercially reasonable efforts to provide Skye Inc. with reasonably necessary assistance to enable Skye Inc. to coordinate and undertake the orderly continuation of commercialization for DepoDur (such assistance shall include but not be limited to, providing reasonable access to, copies of and the right to use (after receipt of specific approval of Endo relating thereto not to be unreasonably withheld) customer lists for promotion of DepoDur, as well as advice and recommendations as to which sales methods would most likely prove most beneficial to promote sales of DepoDur, it being understood that Endo makes no representation or warranty as to its advice or recommendations); and it being further understood that SkyePharma shall not solicit for employment any Endo sales representative who has promoted DepoDur, provided however, that response by Endo sales representatives to a general advertisement posted by SkyePharma shall be not deemed solicitation by SkyePharma.

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The financial components of the termination are as set forth in this Agreement. For the avoidance of doubt, while the Parties shall continue with their respective financial obligations to one another (including the sales split) until the Termination Date, after the Termination Date there shall be no sharing of sales revenues or other financial obligations arising from Skye Inc.’s sales of the Products after the Termination Date nor shall Endo have any obligations with respect to the Products after the Termination Date except as set forth in the Transition Services Agreement.

•	No Party shall be liable under any provision of this Agreement for any punitive, exemplary, special, incidental, multiplied or consequential damages.

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The Parties understand that this Agreement sets forth the full agreement of the Parties with respect to the termination of the License Agreement and Supply Agreement. The Parties shall enter separately into a Transition Services Agreement which details the transition services to be provided by Endo.

CONFIDENTIAL TREATMENT REQUESTED

•	The Parties further agree that Article 13 of the License Agreement shall apply to this Agreement as though incorporated herein.

* * *

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties have entered into this Termination Agreement as of the Effective Date.

ENDO PHARMACEUTICALS INC.		SKYEPHARMA, INC.

By:	/s/ PETER A. LANKAU	By:	/s/ FRANK C. CONDELLA, JR.
Name:	Peter A. Lankau	Name:	Frank C. Condella, Jr.
Title:	President & Chief Executive Officer	Title:	CEO

JAGOTEC AG

By:	/s/ F. PATALANO
Name:	F. Patalano
Title:	Director

By:	/s/ T. CHAPMAN
Name:	T. Chapman
Title:	Director